EXHIBIT 16

October 17, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated October 14, 2003, of the Sprint Retirement Savings Plan for Bargaining Unit Employees and are in agreement with the statements contained in the first, third and fourth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              /s/ Ernst & Young LLP
                                  Ernst & Young LLP